Exhibit 99.1
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 10-Q
_________________________

Form for presentation purposes only - Not a Filed Document
(Mark One)

☐	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Quarterly Period Ended March 31, 2014
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _________ to __________
Commission File No.  N/A
 _________________________
CAESARS ENTERTAINMENT RESORT PROPERTIES
(Exact name of registrant as specified in its charter)
 _________________________

Delaware	46-3675913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)
(702) 407-6000
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
 _________________________
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐     No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒
Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date. Not Applicable.

PARIS LAS VEGAS HOLDING, LLC
HARRAH'S LAS VEGAS, LLC
FLAMINGO LAS VEGAS HOLDING, LLC
RIO PROPERTIES, LLC
HARRAH'S LAUGHLIN, LLC
HARRAH'S ATLANTIC CITY HOLDING, INC.
OCTAVIUS LINQ HOLDING COMPANY, LLC
(Collectively, the "Caesars Entertainment Resort Properties" or "CERP")

CAESARS ENTERTAINMENT RESORT PROPERTIES FINANCE, INC.
CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
(Collectively, with CERP, the "Borrowers")

Combined Condensed Financial Statements as of March 31, 2014 and December 31, 2013
and for the Three Months ended March 31, 2014 and 2013 (Unaudited)

INDEX TO FINANCIAL STATEMENTS

COMBINED CONDENSED FINANCIAL STATEMENTS OF:

CAESARS ENTERTAINMENT RESORT PROPERTIES ("CERP")

CAESARS ENTERTAINMENT RESORT PROPERTIES FINANCE, INC.
CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
(COLLECTIVELY, WITH CERP, THE "BORROWERS")

PART I—FINANCIAL INFORMATION

Item 1.	Unaudited Financial Statements

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$161.2	$181.5
Receivables, net of allowance for doubtful accounts of $19.0 and $19.9	78.6	60.4
Prepayments and other current assets	22.1	27.1
Inventories	12.6	13.7
Total current assets	274.5	282.7
Property and equipment, net	4,942.3	4,932.4
Goodwill	1,690.6	1,690.6
Intangible assets other than goodwill	379.2	391.6
Deferred charges and other	79.5	75.2
	$7,366.1	$7,372.5
Liabilities and Owner's Equity
Current liabilities
Accounts payable	$61.9	$71.0
Accrued expenses and other liabilities	143.3	124.5
Interest payable	97.9	85.8
Deferred income taxes	53.5	53.5
Current portion of long-term debt	39.3	35.9
Due to affiliates, net	34.7	37.5
Total current liabilities	430.6	408.2
Long-term debt	4,574.3	4,575.0
Deferred credits and other	8.8	26.1
Deferred income taxes	1,219.3	1,210.2
	6,233.0	6,219.5
Commitments and contingencies (Note 10)
Total owner's equity	1,133.1	1,153.0
	$7,366.1	$7,372.5

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(In millions)

	Three Months Ended March 31,
	2014	2013
Revenues
Casino	$267.3	$282.9
Food and beverage	128.6	123.7
Rooms	125.4	105.3
Other	61.1	52.7
Less: casino promotional allowances	(90.4)	(82.3)
Net revenues	492.0	482.3
Operating expenses
Direct
Casino	148.7	140.3
Food and beverage	59.8	59.3
Rooms	34.4	29.8
Property, general, administrative, and other	121.9	123.4
Depreciation and amortization	37.2	43.0
Write-downs, reserves, and project opening costs, net of recoveries	3.6	14.4
Corporate expense and other	14.3	13.3
Amortization of intangible assets	12.1	14.7
Total operating expenses	432.0	438.2
Income from operations	60.0	44.1
Interest expense	(90.7)	(56.0)
Other income	—	0.1
Loss before income taxes	(30.7)	(11.8)
Benefit for income taxes	23.8	3.3
Net loss	(6.9)	(8.5)
Other comprehensive income, net of income taxes:
Reclassification of losses on derivative instruments from accumulated other comprehensive loss to interest expense, net of income taxes	—	2.5
Total other comprehensive income, net of income taxes	—	2.5
Total comprehensive loss	$(6.9)	$(6.0)

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED CONDENSED STATEMENTS OF OWNER'S EQUITY
(UNAUDITED)
(In millions)

	Net Parent Investment	Other Comprehensive (Loss)/Income	Total Owner's Equity
Balance at January 1, 2013	$1,600.0	$(2.5)	$1,597.5
Net loss	(8.5)	—	(8.5)
Cash received from Caesars for financing transactions	23.3	—	23.3
Usage of parent and affiliate tax attributes	(3.7)	—	(3.7)
Transactions with parent and affiliate, net	(48.2)	—	(48.2)
Other comprehensive income, net of taxes of $1.4	—	2.5	2.5
Balance at March 31, 2013	$1,562.9	$—	$1,562.9

Balance at January 1, 2014	1,153.0	—	1,153.0
Net loss	(6.9)	—	(6.9)
Usage of parent and affiliate tax attributes	(13.0)	—	(13.0)
Balance at March 31, 2014	$1,133.1	$—	$1,133.1

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Quarter Ended March 31,
	2014	2013
Cash flows from operating activities
Net loss	$(6.9)	$(8.5)
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	49.6	57.8
Amortization of deferred finance costs and debt discount	2.6	5.6
Transfers to parent and affiliates, net	—	(48.2)
Non-cash usage of parent and affiliate tax attributes	(13.0)	(3.7)
Non-cash write-downs, reserves, project opening costs, net of recoveries	0.1	9.2
Other non-cash items	2.0	(8.9)
Deferred income taxes	9.1	(5.0)
Change in deferred charges and other	(7.8)	0.2
Change in deferred credits and other	(17.3)	0.7
Change in current assets and liabilities:
Receivables	(18.2)	(0.7)
Prepayments and other current assets	5.0	1.6
Inventories	1.1	1.2
Accounts payable	(0.5)	(8.6)
Interest payable	12.1	1.2
Accrued expenses	23.1	5.2
Due to affiliates, net	(0.7)	(19.6)
Cash flows from operating activities	40.3	(20.5)
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(45.1)	(67.8)
Change in restricted cash	—	67.9
Other	—	(1.1)
Cash flows from investing activities	(45.1)	(1.0)
Cash flows from financing activities
Debt issuance and extension costs and fees	(7.2)	(23.3)
Scheduled debt and capital lease payments	(8.3)	—
Other	—	(0.9)
Cash received from Caesars for financing transactions	—	23.3
Cash flows from financing activities	(15.5)	(0.9)
Net (decrease)/increase in cash and cash equivalents	(20.3)	(22.4)
Cash and cash equivalents, beginning of period	181.5	139.8
Cash and cash equivalents, end of period	$161.2	$117.4

Supplemental cash flow information:
Cash paid for interest	$83.9	$50.1
Change in accrued capital expenditures	(8.9)	3.0

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

In these footnotes, the words "CERP" ,"Company", "we", "us", and "our" refer to the Caesars Entertainment Resort Properties on a combined basis, as defined below, unless otherwise stated or the context requires otherwise.
Note 1 — Organization and Basis of Presentation and Combination
Organization
Caesars Entertainment Resort Properties ("CERP") is comprised of seven wholly owned subsidiaries of Caesars Entertainment Corporation ("CEC") and was originally formed in October 2013 from CEC's prior CMBS financing structure assets, plus the addition of the LINQ and Octavius Tower at Caesars Palace ("Octavius Tower") acquired from Caesars Entertainment Operating Company, Inc. ("CEOC"). We own six casinos: (1) Harrah's Las Vegas, (2) Rio All-Suites Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin (collectively referred to as the "Casino Resort Properties").
The LINQ is an open-air dining, entertainment, and retail development located between The Quad Resort & Casino ("The Quad") and the Flamingo Las Vegas, on the east side of the Las Vegas Strip. It also features a 550-foot observation wheel, the High Roller, which opened at the end of first quarter 2014. We lease the gaming space in this corridor to 3535 LV Newco, LLC, which operates The Quad and was an indirect wholly owned subsidiary of CEOC until it was acquired by Caesars Growth Partners LLC in May 2014, and lease other space to third-party lessees (see Note 12, "Related-Party Transactions").
We lease Octavius Tower to Desert Palace, Inc., an indirect wholly owned subsidiary of CEOC that operates Caesars Palace in Las Vegas ("Caesars Palace") (see Note 12, "Related-Party Transactions").
Basis of Presentation and Combination
The accompanying combined condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The bases of the assets and liabilities have not been adjusted in giving effect to the combined presentation as each of the CERP entities are either direct or indirect wholly owned subsidiaries of, and thus under common control of, CEC. The combined condensed financial statements include the financial position, results of operations and cash flows of each of the CERP entities as if those businesses were combined into a single reporting entity for all periods presented. There are no material intercompany transactions between or among the entities that comprise these combined condensed financial statements.
The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2014 fiscal year.
Our transactions with CEC and CEOC have been identified in the combined condensed financial statements as transactions between related parties (See Note 12, "Related-Party Transactions").
The accompanying combined condensed financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Due to the inherent uncertainties in making these estimates, actual amounts could differ.
Certain prior period amounts have been reclassified to conform to the current period's presentation. This document should be read in conjunction with our combined financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 ("2013 Annual Report"), which was included as Exhibit 99.1 on Form 8-K filed by Caesars Entertainment Corporation with the Securities and Exchange Commission on April 15, 2014.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 2 — Recently Issued Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (FASB) issued authoritative guidance amending the FASB Accounting Standards Codification and creating a new Topic 606, Revenue from Contracts with Customers. The new guidance is expected to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP applicable to revenue transactions. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry will be eliminated. In addition, interim and annual disclosures will be substantially revised. The amendments in this guidance are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. We will adopt this standard effective January 1, 2017. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.
Note 3 — Property and Equipment, Net

(In millions)	March 31, 2014	December 31, 2013
Land and land improvements	$2,463.6	$2,463.7
Buildings and improvements	2,170.1	2,169.5
Furniture, fixtures, and equipment	530.3	521.8
Construction in progress	490.5	454.8
	5,654.5	5,609.8
Less: accumulated depreciation	(712.2)	(677.4)
	$4,942.3	$4,932.4
Interest capitalized was primarily related to the LINQ project for $7.9 million and $7.5 million for the three months ended March 31, 2014 and 2013, respectively.
Depreciation Expense

	Quarter Ended March 31,
(In millions)	2014	2013
Depreciation expense	$37.0	$42.8

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 4 — Goodwill and Other Intangible Assets
The following table sets forth changes in the carrying value of goodwill and other intangible assets for the as of and for three months ended March 31, 2014:

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance at December 31, 2013	$354.8	$1,690.6	$36.8
Amortization expense and other	(12.4)	—	—
Balance at March 31, 2014	$342.4	$1,690.6	$36.8
The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets other than goodwill:

	March 31, 2014				December 31, 2013
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Customer relationships	6.5	$681.5	$(339.1)	$342.4	6.8	$681.5	$(326.7)	$354.8
Non-amortizing intangible assets
Trademarks				36.8				36.8
Total intangible assets other than goodwill				$379.2				$391.6
Note 5 — Debt

	Final Maturity	Rate	Face Value	Book Value	Book Value
(Dollars in millions)		March 31, 2014			December 31, 2013
Secured Debt
CERP Senior Secured Loan (1)	2020	7.00%	2,493.8	2,445.0	2,449.7
CERP First Lien Notes (1)	2020	8.00%	1,000.0	993.9	993.7
CERP Second Lien Notes (1)	2021	11.00%	1,150.0	1,141.0	1,140.8
Capitalized Lease Obligations	to 2017	various	13.7	13.7	5.4
Other Unsecured Borrowings
Other	2016	0.00% - 6.00%	20.0	20.0	21.3
Total debt			4,677.5	4,613.6	4,610.9
Current portion of long-term debt			(39.3)	(39.3)	(35.9)
Long-term debt			$4,638.2	$4,574.3	$4,575.0
___________________
(1) Guaranteed by Caesars Entertainment Resort Properties and its subsidiaries.
As of March 31, 2014 and December 31, 2013, book values are presented net of unamortized discounts of $63.9 million and $65.8 million, respectively. As of March 31, 2014, the fair value of our debt was $4,806.9 million. The fair value of the debt has been calculated based on the borrowings rates available as of March 31, 2014, for debt with similar terms and maturities. The fair value of our debt is primarily classified within level 2 in the fair value hierarchy.
The current portion of long-term debt includes required annual principal payments of $25.0 million of CERP senior secured loan and interim principal payments on other unsecured borrowings and capitalized lease obligations.
CERP Financing
In October 2013, we (i) completed the offering of $1,000.0 million aggregate principal amount of 8% first-priority senior secured notes due 2020 and $1,150.0 million aggregate principal amount of 11.0% second-priority senior secured notes due 2021 (together with the 8.0% first-priority senior secured notes due 2020, the "CERP Notes") and (ii) entered into a first lien credit agreement governing a new $2,769.5 million senior secured credit facilities, consisting of senior secured term loans in an aggregate

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

principal amount of $2,500.0 million (the "CERP Term Loans") and a senior secured revolving credit facility in an aggregate principal amount of up to $269.5 million (collectively, the "Senior Secured Credit Facilities"). We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facilities and the CERP Notes. The CERP Term Loans require scheduled quarterly payments of $6.3 million, with the balance due at maturity.
CERP Restrictive Covenants
The CERP Notes and CERP Term Loans include negative covenants, subject to certain exceptions, restricting or limiting the ability of CERP and operating companies under the CERP Financing to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates; and (viii) designate their subsidiaries as unrestricted subsidiaries.
The CERP Term Loans also contain certain customary affirmative covenants and require that CERP maintains a senior secured leverage ratio ("SSLR") of no more than 8.0 to 1.0, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CERP Adjusted EBITDA"), for a test period. As of March 31, 2014, CERP's SSLR was 5.44 to 1.0.
Note 6 — Derivative Instruments
We use interest rate caps to mitigate interest rate risk associated with our variable rate debt instruments. In February 2013, in conjunction with exercising the option to extend the maturity of the CMBS Financing to 2014, Caesars entered into a new interest rate cap agreement. The interest rate cap agreement, which is effective from February 13, 2013 and terminates February 13, 2015, is for a notional amount of $4,664.1 million at a LIBOR cap rate of 4.5%. We did not designate the interest rate cap as a cash flow hedge and, as a result, any changes in fair value of the interest rate cap are recognized in interest expense during the period in which the changes in value occur.
During the three months ended March 31, 2013, we reclassified $3.9 million of deferred losses on derivative instruments designated as hedging instruments from accumulated other comprehensive loss to interest expense and recognized interest expense of $2.8 million related to derivatives not designated as hedging instruments. There were no material expenses related to derivative instruments recognized during the three months ended March 31, 2014.
Note 7 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances, with the cost of providing such allowances included in casino expenses as indicated in the following tables.
Estimated Retail Value of Casino Promotional Allowances

	Three Months Ended March 31,
(In millions)	2014	2013
Food and Beverage	$47.4	$41.3
Rooms	38.6	36.4
Other	4.4	4.6
	$90.4	$82.3

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Estimated Cost of Providing Casino Promotional Allowances

	Three Months Ended March 31,
(In millions)	2014	2013
Food and Beverage	$30.2	$25.0
Rooms	16.1	15.8
Other	3.3	2.0
	$49.6	$42.8
Note 8 — Write-downs, Reserves, and Project Opening Costs, Net of Recoveries

	Three Months Ended March 31,
(In millions)	2014	2013
Remediation costs	$1.3	$6.3
Project opening costs	2.3	0.8
Divestitures, abandonments, and other	—	7.3
	$3.6	$14.4
Write-downs, reserves, and project opening costs, net of recoveries include project opening costs and various pre-tax charges to record contingent liability reserves, costs associated with efficiency projects, project write-offs, demolition costs, and other non-routine transactions, net of recoveries of previously recorded non-routine reserves.
Remediation costs primarily includes project costs for certain of our Las Vegas properties. Project opening costs primarily relate to the LINQ, which opened in phases through March 31, 2014. Divestitures, abandonments, and other primarily includes a write-down related to a long-term note receivable in the first quarter of 2013.
Note 9 — Income Taxes
Income Tax Allocation

	Three Months Ended March 31,
(Dollars in millions)	2014	2013
Income tax benefit/(provision) applicable to:
Loss before income taxes	$23.8	$3.3
Other comprehensive income	$—	$(1.4)
Effective tax rate	77.5%	28.0%
We classify reserves for tax uncertainties within accrued expenses and deferred credits and other in our combined condensed balance sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.
The effective tax rate for the three months ended March 31, 2014 increased from 2013 primarily due to the reversal of uncertain state tax positions in 2014 with no comparable items in 2013.
The properties comprising CERP are included in the federal tax return of Caesars, but a separate New Jersey tax return was filed for the Harrah's Atlantic City entity. The Company believes that it is reasonably possible that the total amount of unrecognized tax benefits at March 31, 2014 could increase or decrease in the next 12 months, as a result of ongoing examinations and settlements with state tax authorities. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although the Company believes that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

There is no formal tax sharing agreement in place between the CERP entities and their parent entity for federal income tax purposes. Therefore, the parent entity pays all of the CERP entities’ federal income taxes. This results in the treatment of the payment or receipt of the taxes owed or due by the CERP entities as being contributed to or from Caesars through equity.
Note 10 — Litigation, Contractual Commitments, Contingent Liabilities, and Uncertainties
Litigation
The Company is party to ordinary and routine claims and legal actions incidental to our business. We do not expect the outcome of any pending litigation to have a material effect on our combined financial position, results of operations, or cash flows.
Over the course of several years, a former customer of the Rio All-Suites Hotel and Casino gambled with approximately $10 million in cashier's checks. The customer later pleaded guilty to fraud in connection with a mortgage brokerage business. The mortgage brokerage business was placed in bankruptcy in California, where a bankruptcy trustee sought to recover the $10 million from Rio Properties, LLC (the "Rio"). The claims were based on a fraudulent conveyance theory under the bankruptcy code. On March 29, 2010, the U.S. District Court Central District of California granted our motion to move the case from the bankruptcy court to the district court. On June 10, 2010, the district court granted our motion to transfer the case to the federal district court in Las Vegas. A trial was held in January and February 2014. The jury found for the Rio on 59 of the 66 alleged transfers and for the trustee on the remaining seven transfers. The total amount awarded to the trustee was $1.48 million, which was accrued as of March 31, 2014. Both parties filed post-trial motions relating to whether the judgment should be reduced by a prior settlement with a separate defendant and whether the trustee was entitled to recover pre-judgment interest under California law. On May 8, 2014, the district court issued a ruling finding that the judgment should not be reduced by the prior settlement, that the trustee was entitled to recover prejudgment interest under California law at seven percent per annum, and that pre-judgment interest would accrue from the date the complaint was filed in 2008. Finally, the Court rejected the trustee’s claim that he was entitled to recover all of his costs in bringing the action, holding that because the Rio prevailed as to the majority of the issues, the trustee could only recover 15 percent of his costs. To date, no judgment has been entered. The parties may appeal.
In connection with a Birthday Cash promotional offer by Harrah’s Atlantic City, on March 19, 2010, the Superior Court of New Jersey entered a summary judgment in favor of a modified class of approximately 79,000 plaintiffs. The summary judgment found that Harrah’s Atlantic City violated the New Jersey Truth in Consumer Contract, Warranty and Notice Act. The penalty is $100 per incident, amounting to a potential exposure of up to $7.9 million. In March 2012, the judge held that the damages class, if any, should be based upon the number of individuals who redeemed certificates, not the number of certificates redeemed (as some plaintiffs had multiple certificates). As a result, the potential exposure under the judge’s ruling was decreased to $5.2 million. After the case was stayed to wait for a pending case in the New Jersey Supreme Court, the court reopened the case in July 2013. The decision in the New Jersey Supreme Court case clarified two aspects of the New Jersey Truth in Consumer Contract, Warranty and Notice Act, which support our contention that the existing judgment against us should be vacated and the case dismissed in our favor. In November 2013, the court denied both parties’ motions for reconsideration. In December 2013, we filed a motion to stay the judgment pending appeal and in January the court granted the stay and we filed an appeal. In February 2014, per the court’s stay order, we posted into an escrow account the amount of the judgment plus fees. In March 2014, the case was remanded to the trial court to resolve an outstanding fee award issue and the appeal is stayed pending the resolution.
Contractual Commitments
As of March 31, 2014, our estimated interest payments for the rest of the year ended December 31, 2014 are $336.2 million, for the years ended December 31, 2015 through 2018 are $383.9 million, $398.9 million, $419.4 million, and $431.4 million, respectively, and our estimated interest payments thereafter are $942.4 million. See Note 5, "Debt."
During the three months ended March 31, 2014, we have not entered into any material contractual commitments outside of the ordinary course of business.
Bondholder Communications
On March 21, 2014, CEC, CEOC, CERP, Caesars Acquisition Company ("CAC"), and CGP LLC received a letter (the “March 21 Letter”) from a law firm acting on behalf of unnamed clients who claim to hold Second-Priority Secured Notes of CEOC, alleging, among other things, that CEOC is insolvent and that CEOC’s owners improperly transferred or seek to transfer valuable assets of CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provides for the asset transfers from subsidiaries of CEOC to CGP LLC of Planet Hollywood Las Vegas and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Linq that was consummated in 2013; and (c)

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

the contemplated transfers by CEOC to CGP LLC of the Properties. The March 21 Letter does not identify the holders or specify the amount of Second-Priority Secured Notes of CEOC or other securities that they may hold. The March 21 Letter includes allegations that these transactions constitute or will constitute voidable fraudulent transfers and represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The March 21 Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable. CEC strongly believes there is no merit to the March 21 Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought.
On April 3, 2014, a letter was sent to CEC, the Board of Directors of CEC (the “CEC Board”) and the Board of Directors of CEOC (the “CEOC Board” and, together with the CEC Board, the “Boards”) (the “April 3 Letter”) by a law firm claiming to act on behalf of unnamed parties who assert that they are lenders under CEOC’s credit agreement and/or holders of CEOC’s first priority senior secured notes (collectively, the “First Lien Group”), alleging, among other things, that CEC and CEOC improperly transferred or seek to transfer assets of CEC and CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provides for the contributions by CEC and its subsidiaries to CGP LLC of CIE and $1.1 billion face amount of CEOC’s unsecured notes in exchange for non-voting interests of CGP LLC, and the asset transfers from subsidiaries of CEOC to CGP LLC of the Planet Hollywood casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Linq that was consummated in 2013 ((a) and (b) collectively, the “2013 Transactions”); and (c) the contemplated transfers by CEOC to CGP LLC of the Properties and formation of a new services joint venture between CEOC, CERP and CGP LLC to provide certain centralized services, including but not limited to common management of enterprise-wide intellectual property (the “Contemplated Transaction”). The April 3 Letter asserts that the consideration provided by CGP LLC and CERP in connection with the 2013 Transactions and the Contemplated Transaction is inadequate and that CEC and CEOC were insolvent at the time the transactions were approved. The April 3 Letter claims that the First Lien Group consists of institutions that collectively hold in excess of $1.85 billion of CEOC’s first lien debt and that holders of an additional $880 million of CEOC’s first lien debt endorse and support the April 3 Letter. The April 3 Letter alleges, among other things, that these transactions represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The April 3 Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable, and requests a meeting with representatives of CEC and other parties to discuss these matters. CEC strongly believes there is no merit to the April 3 Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought.
Note 11 — Supplemental Cash Flow Information
The following table reconciles our interest expense, net of interest capitalized, per the combined condensed statements of comprehensive income to cash paid for interest per the combined condensed statements of cash flows.

	Quarter Ended March 31,
(In millions)	2014	2013
Interest expense, net of interest capitalized	$90.7	$56.0
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(12.1)	(1.1)
Amortization of deferred finance charges	(0.8)	(4.1)
Net amortization of discounts and premiums	(1.8)	(1.5)
Amortization of other comprehensive income	—	(3.9)
Capitalized Interest	7.9	7.5
Change in derivative instruments due to cash settlements	—	(2.8)
Cash paid for interest	$83.9	$50.1
Note 12 — Related-Party Transactions
Shared Services Agreement
CEOC is party to an Amended and Restated Shared Services Agreement (the "Shared Services Agreement") with the Company where CEOC has agreed to provide the Casino Resort Properties and their respective managers with certain corporate services, such as payroll, human resources, information technology, marketing, accounting and legal services. The Company believes that participating in these combined programs is beneficial in comparison to the cost and terms for similar programs that it could

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

negotiate on a stand-alone basis. The total cost of corporate services is allocated at the department level among us and all of Caesars' other operating subsidiaries primarily based on each department's key drivers or operating metrics. Such costs are then allocated among the Casino Resort Properties based on their respective net revenues.
Under the Shared Services Agreement, the cost of the services described above are allocated among us and all of Caesars’ operating subsidiaries on a department-level basis that Caesars has historically used to allocate such costs, which has been based on the departments’ key drivers or operating metrics, and on a 70%/30% basis for those costs that have not previously been allocated to the various properties. Such costs are then allocated among the Casino Resort Properties based on their respective net revenues. The Shared Services Agreement also memorializes certain short-term cash management arrangements and other operating efficiencies that reflect the way in which Caesars has historically operated its business. The Shared Services Agreement terminates on January 31, 2023.
The Company reimburses CEOC monthly for the various costs incurred by CEOC on its behalf. No interest is charged on the amount shown as due to affiliates, net in the combined condensed balance sheets. Additionally, prior to the CERP Financing, the Company transferred excess cash generated by the Casino Resort Properties to Caesars. Cash transfers to Caesars have been reported in transactions with parent and affiliates, net in our combined condensed statements of stockholders' equity.
The Shared Services Agreement also provides that 30% of the fees charged by CEC's sponsors ("Sponsors") are allocated to the Casino Resort Properties. The Sponsors' fees are for financial and strategic advisory services and consulting services, as well as management services and advice. The total Sponsors' fees incurred, excluding reimbursed expenses, are reflected in corporate expense in the accompanying combined condensed statements of comprehensive income. Due to attaining certain cost savings measures during the fourth quarter of 2013, the Sponsors granted a waiver of the monitoring fee due for the first quarter of 2014. The fees for the three months ended March 31, 2013 were $2.3 million.
Summary of Total Shared Service Fees Incurred

	Three Months Ended March 31,
(In millions)	2014	2013
Direct operating expenses
Casino	$10.3	$8.8
Food and beverage	1.1	0.6
Rooms	5.5	2.9
Property, general administrative and other	33.1	31.7
Corporate expense	14.1	13.7
	$64.1	$57.7
Management Agreements
On August 31, 2010, each of the Casino Resort Properties or one of the subsidiaries that operates each respective Casino Resort Property entered into an agreement with a management company subsidiary of Caesars under which each management company manages its corresponding Casino Resort Property. Prior to the CERP Financing, each management company received a monthly management fee equal to 2% of the Casino Resort Property's revenues plus 5% of the Casino Resort Property's Earnings Before Interest, Tax, Depreciation, Amortization, and Management Fees ("EBITDAM") for providing its services, in addition to reimbursement of expenses, unless the cumulative EBITDAM related to the Casino Resort Properties was less than $500 million on a trailing 12-month basis at the end of the month, in which case no management fee was payable for that month. Based upon this calculation, no fees were charged for either of the three months ended March 31, 2014 or 2013. The management agreements were amended as part of the CERP Financing, eliminating the standalone management fees.
Employee Benefit Plans
Caesars maintains a defined contribution savings and retirement plan in which employees of the Casino Resort Properties may participate. The plan, among other things, provides for pre-tax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. The Company's reimbursement for Caesars' contribution expense was $1.3 million and $1.2 million for the three months ended March 31, 2014 and 2013, respectively.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Caesars also maintains deferred compensation plans and an executive supplemental savings plan under which certain employees of the Casino Resort Properties' management may defer a portion of their compensation. The expenses charged by Caesars to the Company for the employees' participation in these programs are included in the administrative and other services charge discussed above.
Equity Incentive Awards
Caesars maintains an equity incentive awards plan under which employees of the Company may be granted awards. Caesars allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. We recognized expense related to stock-based awards of $0.2 million for each of the three months ended March 31, 2014 and 2013.
Intellectual Property License Agreements
Each of the Casino Resort Properties and certain of their subsidiaries have entered into license agreements with Caesars License Company, LLC, a wholly owned subsidiary of CEOC, ("Caesars License Company") pursuant to which we receive non-exclusive royalty free licenses to use certain intellectual property, including trademarks and copyrights owned by Caesars License Company in connection with the operation of the Casino Resort Properties. These license agreements terminate in 2023, subject to annual renewal thereafter.
In addition, subsidiaries of certain of the Casino Resort Properties have entered into license agreements with Caesars License Company pursuant to which Caesars License Company receives non-exclusive royalty free licenses to use certain property-specific intellectual property owned by the Casino Resort Properties, including the right to use the "Rio," "Flamingo," and "Paris" trademarks. These license agreements continue until neither the applicable operating nor the management company manages the applicable property.
Lease Agreements
We lease Octavius Tower to Caesars Palace for approximately $35.0 million per year and gaming space in the LINQ to The Quad for approximately $15.0 million per year pursuant to separate lease agreements that both expire April 2026. We recognized lease revenue of $12.5 million and $8.8 million related to these leases in the three month periods ended March 31, 2014 and 2013, respectively.
World Series of Poker Tournament Agreement
We have an agreement with Caesars pursuant to which the World Series of Poker's annual main event is hosted at the Rio All-Suite Hotel and Casino until 2016 (or such earlier time that Caesars notifies us in writing that we are no longer authorized to host such event). We are authorized to use certain trademarks related to the tournament and indemnify Caesars for liability arising from the use of such trademarks. For each of the three months ended March 31, 2014 and 2013, fees incurred under this agreement, which are recorded in casino expense in the combined condensed statements of comprehensive income, were $1.0 million.
World Series of Poker Circuit Event Agreement
We also have an agreement between Caesars Interactive Entertainment, Inc. and Harrah's Atlantic City, which grants Harrah's Atlantic City the right to host a certain number of World Series of Poker circuit events for $75,000 per event. The agreement is in effect until September 1, 2016, unless earlier terminated pursuant to the agreement's terms. No fees were incurred under these agreements during the three months ended March 31, 2014 and 2013.
Note 13 — Subsequent Events
Formation of Caesars Enterprise Services, LLC. On May 21, 2014, Caesars Entertainment announced the definitive terms of its previously announced services joint venture, Caesars Enterprise Services, LLC (“Services Co.”), with CEOC, CERP, and Caesars Growth Properties Holdings, LLC (“CGPH”). Services Co. will manage certain enterprise assets and the other assets it owns, licenses or controls and will employ the corresponding employees and other employees who provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. For more information, refer to CEOC’s Current Report on Form 8-K as filed with the SEC on May 21, 2014.

Item 2.     Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with, and is qualified in its entirety by, the unaudited combined condensed financial statements and the notes thereto and other financial information included elsewhere in this report. The words "CERP", "Company", "we", "us", and "our" refer to the Caesars Entertainment Resort Properties, as defined below. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements.
Note references are to the notes to condensed combined financial statements included in Item 1, "Unaudited Financial Statements."
Overview
Caesars Entertainment Resort Properties ("CERP") is comprised of seven wholly owned subsidiaries of Caesars Entertainment Corporation ("CEC") and was originally formed in October 2013 from CEC's prior CMBS financing structure assets, plus the addition of the LINQ and Octavius Tower at Caesars Palace ("Octavius Tower") acquired from Caesars Entertainment Operating Company, Inc. ("CEOC"). We own six casinos: (1) Harrah's Las Vegas, (2) Rio All-Suites Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin (collectively referred to as the "Casino Resort Properties").
The LINQ is an open-air dining, entertainment, and retail development located between The Quad Resort & Casino ("The Quad") and the Flamingo Las Vegas, on the east side of the Las Vegas Strip. It also features a 550-foot observation wheel, the High Roller, which opened at the end of first quarter 2014. We lease the gaming space in this corridor to 3535 LV Newco, LLC, which operates The Quad and was an indirect wholly owned subsidiary of CEOC until it was acquired by Caesars Growth Partners LLC in May 2014, and lease other space to third-party lessees (see Note 12, "Related-Party Transactions").
We lease Octavius Tower to Desert Palace, Inc., an indirect wholly owned subsidiary of CEOC that operates Caesars Palace in Las Vegas ("Caesars Palace") (see Note 12, "Related-Party Transactions").
The combined condensed financial statements include the financial position, results of operations and cash flows of each of the CERP entities as if those businesses were combined into a single reporting entity for all periods presented. There are no material intercompany transactions between or among the entities that comprise these combined condensed financial statements.
Combined Operating Results

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013
Casino revenues	$267.3	$282.9	(5.5)%
Net revenues	$492.0	$482.3	2.0%
Income from operations	$60.0	$44.1	36.1%
Net loss	$(6.9)	$(8.5)	18.8%
Operating margin (1)	12.2%	9.1%	3.1 pts
Property EBITDA (2)	$127.2	$129.5	(1.8)%
___________________

(1)	Operating margin is calculated as income from operations divided by net revenues.

(2)
See the Reconciliation of Non-GAAP Financial Measures discussion later in this Management's Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of net income to Property EBITDA.

*	Not Meaningful.
Three Months Ended March 31, 2014 compared with March 31, 2013
Net revenues for the three months ended March 31, 2014 increased compared with 2013, primarily driven by an increase of $20.1 million, or 19.1%, in rooms revenue, partially offset by a decline in casino revenues of $15.6 million, or 5.5%. Rooms revenue increased as a result of an increase in the average daily rate paid for rooms sold, excluding fully complimentary rooms to $104 in 2014 from $83 in 2013, while occupancy remained flat at 90%. This was primarily attributable to strong group business in Las Vegas and resort fees, which were introduced to Las Vegas and other Nevada properties beginning in March 2013. Casino revenue was negatively impacted due to continued competitive pressure in Atlantic City, compounded unfavorable hold and the visitation impact of the extreme winter weather in 2014 as compared to 2013. In addition, revenues at certain properties were negatively impacted by increased variable marketing program spending during the early part of the first quarter 2014 that is treated as a reduction of revenue, such as REEL REWARDS, discounts and free play.
Income from operations increased $15.9 million, or 36.1%, driven by the income impact of higher net revenues, a decrease in depreciation and amortization expense, and lower write-downs, reserves and project opening costs, net of recoveries, in 2014 compared to 2013. These increases in income from operations were partially offset by an increase in property operating expenses.
Other Factors Affecting Net Income

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013
Interest expense	$(90.7)	$(56.0)	(62.0)%
Income tax benefit	23.8	3.3	*
___________________

*	Not meaningful.
Interest Expense
Interest expense increased $34.7 million, or 62.0%, for the three months ended March 31, 2014 compared with the same period in 2013 primarily due to higher interest rates on outstanding indebtedness resulting from the CERP Financing.
Provision for Income Taxes
The effective tax rate for the three months ended March 31, 2014 and 2013 was 77.5% and 28.0%, respectively. The effective tax rate benefit in the first quarter of 2014 increased from 2013 primarily due to the reversal of certain uncertain state tax positions in 2014.
Liquidity and Capital Resources
Cost Savings Initiatives
Caesars has undertaken comprehensive cost-reduction efforts to manage expenses with current business levels. In accordance with our shared services agreement with Caesars, we estimate that cost-savings programs produced $9.7 million in incremental cost savings for the three months ended March 31, 2014 compared with the same period in 2013. Additionally, as of March 31, 2014, we expect that these and other identified new cost-savings programs will produce further annual cost savings of $28.1 million, based on the full implementation of current projects that are in process. As we realize savings or identify new cost-reduction activities, this amount will change.
Capital Spending and Development
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities, to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities, while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
For the three months ended March 31, 2014, our capital spending totaled $45.1 million, net of a decrease in related payables of $8.9 million. Estimated total capital expenditures for 2014 are expected to be between $115 million and $140 million.
Liquidity
Our cash and cash equivalents totaled $161.2 million as of March 31, 2014, compared with $181.5 million as of December 31, 2013. Our operating cash inflows are typically used for operating expenses, debt service costs and working capital needs.

We are highly leveraged and a significant amount of our liquidity needs are for debt service. As of March 31, 2014, we had $4,677.5 million face value of indebtedness outstanding including capital lease indebtedness. Cash paid for interest for three months ended March 31, 2014, was $83.9 million. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows.
Our estimated interest payments for the remainder of 2014 are $336.2 million, for the years ended December 31, 2015 through 2018 are $383.9 million, $398.9 million, $419.4 million, and $431.4 million, respectively, and our estimated interest payments thereafter are $942.4 million.
Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our cash flows from operations, and financing available under our revolving credit facility will be sufficient to meet our normal operating requirements during the next 12 months and to fund capital expenditures.
We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation.
Related-Party Transactions
We participate with CEOC and other Caesars' subsidiaries in marketing, purchasing, insurance, employee benefit, and other programs that are defined, negotiated and managed by CEOC on a consolidated basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis. For a more complete description of the nature and extent of these transactions, see Note 12, "Related-Party Transactions."
Other Obligations and Commitments
As of March 31, 2014, there have been no material changes outside of the ordinary course of business to our aggregate indebtedness and other known contractual obligations.

Reconciliation of Non-GAAP Financial Measures
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net income to Property EBITDA:

	Three Months Ended March 31,
(In millions)	2014	2013
Net loss	$(6.9)	$(8.5)
Benefit for income taxes	(23.8)	(3.3)
Loss before income taxes	(30.7)	(11.8)
Other income, including interest income	—	(0.1)
Interest expense	90.7	56.0
Income from operations	60.0	44.1
Depreciation and amortization	37.2	43.0
Amortization of intangible assets	12.1	14.7
Write-downs, reserves, and project opening costs, net of recoveries	3.6	14.4
Corporate expense and other	14.3	13.3
Property EBITDA	$127.2	$129.5

Item 3.	Quantitative and Qualitative Disclosure About Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by using interest rate caps to mitigate interest rate risk associated with our variable rate debt instruments.
As of March 31, 2014, we had $4,677.5 million face value of debt, including capital lease obligations. Certain borrowings under our Senior Secured Credit Facilities bear interest at variable rates. At March 31, 2014, the USD three month LIBOR rate on our variable rate debt was 0.23%. As a result of the 1.0% LIBOR floor on our variable rate debt, assuming projected principal payments for our variable rate debt for the next twelve months, a hypothetical 1% increase in interest rates would increase interest expense for the next twelve months by approximately $5.8 million. A hypothetical reduction of this rate to 0% would not decrease interest expense for the next twelve months due to the 1.0% LIBOR floor. Assuming projected principal payments for our variable rate debt for the next twelve months, a hypothetical 1.0% increase in interest rates above the 1.0% LIBOR floor would increase interest expense for the next twelve months by $24.8 million.
We do not purchase or hold any derivative financial instruments for trading purposes. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Item 4.	Controls and Procedures
Not applicable.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings
The Company is party to ordinary and routine claims and legal actions incidental to our business. We do not expect the outcome of any pending litigation to have a material effect on our combined financial position, results of operations, or cash flows.
Over the course of several years, a former customer of the Rio All-Suites Hotel and Casino gambled with approximately $10 million in cashier's checks. The customer later pleaded guilty to fraud in connection with a mortgage brokerage business. The mortgage brokerage business was placed in bankruptcy in California, where a bankruptcy trustee sought to recover the $10 million from Rio Properties, LLC (the "Rio"). The claims were based on a fraudulent conveyance theory under the bankruptcy code. On March 29, 2010, the U.S. District Court Central District of California granted our motion to move the case from the bankruptcy court to the district court. On June 10, 2010, the district court granted our motion to transfer the case to the federal district court in Las Vegas. A trial was held in January and February 2014. The jury found for the Rio on 59 of the 66 alleged transfers and for the trustee on the remaining seven transfers. The total amount awarded to the trustee was $1.48 million. Both parties filed post-trial motions relating to whether the judgment should be reduced by a prior settlement with a separate defendant and whether the trustee was entitled to recover pre-judgment interest under California law. On May 8, 2014, the district court issued a ruling finding that the judgment should not be reduced by the prior settlement, that the trustee was entitled to recover prejudgment interest under California law at seven percent per annum, and that pre-judgment interest would accrue from the date the complaint was filed in 2008. Finally, the Court rejected the trustee’s claim that he was entitled to recover all of his costs in bringing the action, holding that because the Rio prevailed as to the majority of the issues, the trustee could only recover 15 percent of his costs. To date, no judgment has been entered. The parties may appeal.
In connection with a Birthday Cash promotional offer by Harrah’s Atlantic City, on March 19, 2010, the Superior Court of New Jersey entered a summary judgment in favor of a modified class of approximately 79,000 plaintiffs. The summary judgment found that Harrah’s Atlantic City violated the New Jersey Truth in Consumer Contract, Warranty and Notice Act. The penalty is $100 per incident, amounting to a potential exposure of up to $7.9 million. In March 2012, the judge held that the damages class, if any, should be based upon the number of individuals who redeemed certificates, not the number of certificates redeemed (as some plaintiffs had multiple certificates). As a result, the potential exposure under the judge’s ruling was decreased to $5.2 million. After the case was stayed to wait for a pending case in the New Jersey Supreme Court, the court reopened the case in July 2013. The decision in the New Jersey Supreme Court case clarified two aspects of the New Jersey Truth in Consumer Contract, Warranty and Notice Act, which support our contention that the existing judgment against us should be vacated and the case dismissed in our favor. In November 2013, the court denied both parties’ motions for reconsideration. Upon an entering of judgment, Harrah’s Atlantic City intends to file a motion to stay the judgment pending an appeal Harrah’s Atlantic City intends to file with the New Jersey Supreme Court.

Item 1A.	Risk Factors
The following is an update to the risk factors previously disclosed in our 2013 Annual Report for the year ended December 31, 2013. For additional risk factors that could cause actual results to differ materially from those anticipated, please refer to our 2013 Annual Report for the year ended December 31, 2013, which was included as Exhibit 99.1 on Form 8-K filed by Caesars Entertainment Corporation with the Securities and Exchange Commission on April 15, 2014.
We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.
From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes, and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and, in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition, and results of operations.
Recently, CAC, CGP LLC, Caesars Entertainment, CEOC, and CERP received the March 21 Letter and Caesars Entertainment and CEOC received the April 3 Letter. See Note 10 — "Litigation, Contractual Commitments, Contingent Liabilities, and Uncertainties - Bondholder Communications." If an action were brought with respect to any of the claims made in these letters, and a court were to find in favor of the claimants, such determination could have a material adverse effect on our business, financial condition, results of operations, and prospects and on the ability of lenders and noteholders to recover on claims under our indebtedness.

The implementation of a new services joint venture may be subject to regulatory approvals, which may be delayed or which may not be received. If the new services joint venture is not fully implemented, we may remain dependent on CEOC for intellectual property and services to our properties. In a bankruptcy of CEOC, CEOC may seek to reject licenses provided by CEOC to the joint venture that enable it to provide services.
As described in Note 13, "Subsequent Events," we recently announced the formation of a new services joint venture, Services Co., the purpose of which includes the management of certain enterprise assets and the other assets it owns, licenses or controls and will employ the corresponding employees and other employees who provide services to CEOC, CERP and CGPH their affiliates and their respective properties and systems under each property's corresponding property management agreement. CEOC, CERP and CGPH will be members in Services Co., and, upon the implementation of Services Co., CERP is expected to rely on Services Co. to provide it with intellectual property licenses and property management services, among other services. Implementation of Services Co. may require regulatory approvals, and we cannot be sure when, or if, we will receive such approvals. For more information, refer to CEOC’s Current Report on Form 8-K as filed with the SEC on May 21, 2014.
In the event that any required approvals are significantly delayed or if we do not receive them, or if implementation of Services Co. or the activities described above are delayed for any other reason, we will continue to rely on CEOC and its subsidiaries to provide us with licenses to necessary intellectual property, property management services and other various services as described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. If CEOC or its subsidiaries were to become debtors operating under the protection of the Bankruptcy Code, they could exercise certain rights that would adversely affect our contractual rights and obligations related to the intellectual property licenses or property management services.
Upon completion of the full implementation of Services Co., we will continue to be subject to the risk of reliance on a third party for key intellectual property rights and to perform key management services that are substantially similar to those as described with respect to our dependence on CEOC under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. Further, in a bankruptcy of CEOC, CEOC may seek to reject licenses provided by CEOC to Services Co. that enable Services Co. to provide services.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
Not applicable.

Item 3.	Defaults Upon Senior Securities
Not applicable.

Item 4.	Mine Safety Disclosures
Not applicable.

Item 5.	Other Information
Not applicable.

Item 6.	Exhibits
Not applicable.